Exhibit 19.1
HELMERICH & PAYNE, INC.
Insider Trading Policy
Scope of Coverage

This policy applies to all officers of Helmerich & Payne, Inc. (the “Company”) and its subsidiaries, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries, as well as other persons, such as contractors or consultants who have access to Material Non-Public Information (as defined below), whom the Company has notified (collectively referred to in this policy as “company persons”).

In the course of conducting the business of the Company, a covered person may come into possession of material information about the Company or other entities that is not available to the investing public, as further described below (“Material Non-Public Information”). It is illegal and a violation of Company policy to trade securities of the Company or any other entity with whom we have a business relationship, such as the Company’s customers, distributors, vendors or suppliers, partners or a firm with which the Company is negotiating a transaction while a company person is in possession of Material Non-Public Information about the Company or that other entity obtained in the course of employment or service to the Company (each such entity, a “Business Partner”). It is also Company policy that no company person, nor the spouse, minor children, adult family members sharing the same household (collectively “Family Members”) or any other person or entity (including corporations or other business entities and trusts for which such company person is the trustee) over whom the company person exercises substantial influence or control over his or her securities trading decisions (“Controlled Persons”), may trade securities of the Company (including the sale of Company securities in the Company’s 401(k) Plan) while in possession of Material Non-Public Information. For purposes of this Policy, company persons, together with their respective Family Members and Controlled Persons, are referred to as “covered persons.”

This policy’s trading restrictions generally do not apply to the exercise of a stock option. HOWEVER, the trading restrictions do apply to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of the exercise. In addition, the use of “transact” or “trade” in this Policy should be read to include gifts of securities.

Transactions that may be necessary for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.

Individual Responsibility

In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public Information rests with that individual, and any action on the part of the Company or any covered person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Non-Public Information

“MATERIAL INFORMATION” IS ANY INFORMATION FOR WHICH THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IMPORTANT IN A DECISION TO BUY, HOLD, OR SELL A SECURITY —IN SHORT, ANY INFORMATION WHICH COULD REASONABLY AFFECT THE PRICE OF THE SECURITY.

Common examples of information regarded as material are earnings announcements or estimates, or changes to previously released announcements or estimates; other unpublished financial results; write downs and additions to reserves for bad debts; currency exchange losses; expansion or curtailment of operations; loss of a material contract; announcements regarding new share repurchase programs or changes to existing share repurchase programs; news of a pending or proposed merger, acquisition, tender offer, or joint venture; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; changes in management; significant new products, inventions, or discoveries; major litigation or government actions; impending bankruptcy or financial liquidity problems; the gain or loss of a substantial customer or supplier; the interruption of a company’s business as a result of an accident, fire, natural disaster, or any major shut-down; major environmental incidents; and significant actual or potential cybersecurity incidents. Either positive or negative information may be material.

INFORMATION IS CONSIDERED “NON-PUBLIC INFORMATION” UNLESS IT HAS BEEN ADEQUATELY DISCLOSED TO THE PUBLIC, WHICH MEANS THAT THE INFORMATION MUST BE PUBLICLY DISSEMINATED AND SUFFICIENT TIME MUST HAVE PASSED FOR THE SECURITIES MARKETS TO DIGEST THE INFORMATION.

Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, covered persons should not engage in any transactions in the securities of the Company or any Business Partner until the second full trading day after the material nonpublic information has been released. Thus, if an announcement is made before the commencement of trading on a Monday, then generally Wednesday would be the first day on which a covered person should trade. If the announcement is made on Monday after trading begins, covered persons generally may not trade in Company securities until Thursday. Covered persons should presume that information is Non-Public unless it has been officially released by the Company or relevant Business Partner, such as in a public filing with securities regulatory authorities, a press release, or in a proxy statement or prospectus.

If any securities transaction becomes the subject of scrutiny, the transaction will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, a covered person should carefully consider how regulators and others might view the transaction in hindsight.

“Tipping” Material Non-Public Information is Prohibited

In addition to trading while in possession of Material Non-Public Information about the Company or any Business Partner, it is also illegal and a violation of Company policy for any covered person to convey such information to any other person (“Tipping”). This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether the insider receives any monetary benefit from the tippee. The prohibition on “tipping” does not prohibit legitimate business communications to Company personnel or third party advisors (such as the independent auditors, investment banking advisors or outside legal counsel) who require the information in order to perform their business duties or made in accordance with the Company’s Policy Regarding Communications with Analysts, Securityholders, and others in Accordance with Regulation FD.
Additional Prohibited Transactions

The Company believes it is improper and inappropriate for any covered person to engage in short-term or speculative transactions involving Company’s securities and it is the Company’s policy that a covered person may not engage in any of the following activities with respect to securities of the Company:

•Trading in Securities on a Short-term or Speculative Basis. Any Company securities purchased in the open market must be held for a minimum of six months, and ideally longer. Additionally, covered persons may not engage in speculative transactions in Company securities. Therefore, our Insider Trading Policy also prohibits the purchase or sale of puts, calls, options or other derivative securities based on Company securities. Also, covered persons may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
•Hedging Transactions. Our policy prohibits hedging transactions such as (but not limited to) zero cost collars, equity swaps and forward sale contracts. Hedging transactions may allow a covered person to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the covered person no longer having the same objectives as the Company’s other shareholders.

•Standing Orders and Limit Orders. Except for Rule 10b5-1 Trading Plans (defined below) approved by the Chief Legal Officer, the General Counsel, or their designee, standing orders or limit orders are prohibited. A standing order or limit order placed with a broker to sell or purchase a security at a specified price leaves the individual with no control over the timing of the transaction, as a result the broker could execute a transaction when a covered person is in possession of Material Non-Public Information.
•Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the covered person’s consent by the broker if he/she fails to meet a margin call or by the lender in foreclosure if he/she defaults on the loan. A margin or foreclosure sale that occurs when the covered person is aware of Material Non-Public Information may, under some circumstances, result in unlawful insider trading. Because of this danger, covered persons are prohibited from (i) holding Company securities in a margin account and (ii) pledging Company securities as collateral for a loan.

Rule 10b5-1 Trading Plans

Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets certain specified conditions (a “Rule 10b5-1 Trading Plan”). Because of the trading restrictions imposed under this Policy, the Company will allow a covered person to enter into a Rule 10b5-1 Trading Plan, provided that the plan complies with the requirements set forth in “Appendix A: Guidelines for Rule 10b5-1 Trading Plans.”

Transactions pursuant to Rule 10b5-1 Trading Plans that are effected in accordance with this Policy and the requirements set forth in “Appendix A: Guidelines for Use of Rule 10b5-1 Trading Plans” may occur notwithstanding the other prohibitions included herein.

Post-Termination Transactions

This policy applies to a company person’s transactions, together with those of his/her Family Members and Controlled Persons, in Company securities even after he/she has terminated employment or ceased service to Company. If a company person is aware of Material Non-Public Information about the Company or a Business Partner when his/her employment or service relationship terminates, neither the company person nor any of his/her respective Family Members or Controlled Persons may trade in the securities of the Company or such Business Partner until that information has become public or is no longer material. Any applicable pre-clearance requirements, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of termination of service.

Company Transactions

From time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to take appropriate steps to comply with applicable federal and state securities laws and regulations, as well as applicable stock exchange listing standards, when the Company engages in transactions in Company securities.

Penalties for Non-compliance

Both the Securities and Exchange Commission and Department of Justice actively pursue insider trading violations. Potential penalties for insider trading violations include (i) imprisonment for up to 20 years, (ii) criminal fines of up to $5 million and (iii) civil fines of up to three times the profit gained or loss avoided. In addition, if the Company fails to take appropriate steps to prevent illegal insider trading, the Company may be exposed to significant civil and criminal penalties.

Company Assistance

Any person with questions about this policy or specific transactions may obtain additional guidance from the General Counsel. Remember, however, that while the Company intends to assist and promote compliance with the policy, any additional guidance provided does not in any way constitute legal advice. The ultimate responsibility for adhering to the policy and avoiding improper transactions rests with each individual. In this regard, use of one’s best judgment is imperative.

Additional Restrictions for Directors, Executive Officers, and certain Designated Employees

•Pre-Clearance. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development), ALL TRANSACTIONS IN COMPANY SECURITIES (ACQUISITIONS, DISPOSITIONS, TRANSFERS, STOCK OPTION EXERCISES, ETC.), INCLUDING THE SALE OF COMPANY SECURITIES IN THE COMPANY’S 401(K) PLAN, BY DIRECTORS AND EXECUTIVE OFFICERS, AS WELL THEIR FAMILY MEMBERS AND CONTROLLED PERSONS, MUST BE PRE-CLEARED BY THE GENERAL COUNSEL, THE CHIEF LEGAL OFFICER, OR THEIR DESIGNEE. In addition, the Company may from time to time designate other individuals whose positions are subject to pre-clearance (“designated employees”).

Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. If pre-clearance is denied, the denial must be kept confidential by the person requesting such pre-clearance. Regardless of approval, the transaction cannot be performed if a covered person comes into possession of Material Non-Public Information before the transaction is executed.

Trading Blackout. In addition to being subject to pre-clearance of trades and all other limitations of this Insider Trading Policy, all directors, executive officers, and designated employees, as well as their Family Members and Controlled Persons, may not buy or sell Company securities in the public market during the following blackout periods.

•Quarterly Blackout. Because the announcement of the Company’s quarterly financial results generally has the potential to have a material effect on the market for the Company’s securities, directors, executive officers, and designated employees, as well as their Family Members and Controlled Persons, may not trade in the Company’s securities during the period beginning on the first day of the month following the close of the fiscal quarter and ending after the second full trading day following the release of the Company’s earnings for the same quarter.
•Blackout. The Company may on occasion issue interim earnings guidance, outlook information, or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Trading will be blacked out while the Company is in the process of assembling the information to be released and until the second full trading day after the information has been released.
•Event Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. In such a case, a memorandum or other instructions may be issued to particular individuals that the trading window has been closed and/or that they are prohibited from trading. The existence of an event-specific blackout will not be announced to the Company as a whole. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Even if a blackout period is not in effect, at no time may a covered person trade in Company securities if he/she is in possession of Material Non-Public Information about the Company.

Appendix A
GUIDELINES FOR USE OF RULE 10B5-1 TRADING PLANS

This document sets forth guidelines for the use of Rule 10b5-1 Trading Plans by covered persons, as such term is defined in the Company’s Insider Trading Policy. Capitalized terms used in these guidelines without definition have the meaning set forth in the Insider Trading Policy.

All covered persons are permitted, but are not required, to use Rule 10b5-1 Trading Plans. All Rule 10b5-1 Trading Plans must comply with these guidelines and the Company’s Insider Trading Policy. Note that for any director or Section 16 officer (as defined below), the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Persons of such person), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted, amended, or terminated.

•Written approval of the Chief Legal Officer (or her designee) is required for any covered person’s entry into, modification of and early termination of a Rule 10b5-1 Trading Plan.
•Covered persons should generally not enter into more than one Rule 10b5-1 Trading Plan in a 12-month period except as described herein.
•Rule 10b5-1 Trading Plans should:
◦Specify the terms (e.g., amount, price and date of the transactions, the written formula or delegation of discretionary trading authority);
◦Include language preventing any transactions that would violate law and prohibiting corresponding or hedging transactions in accordance with the requirements of Rule 10b5-1;
◦Include a representation by the broker that no person who exercises influence on the broker’s behalf over how, when or whether to effect purchases or sales under the 10b5-1 Trading Plan may do so while aware of any material nonpublic information regarding the Company; and
◦Include provisions requiring the broker to comply with Rule 144 volume and manner of sale restrictions, if applicable.
•A covered person may enter into a Rule 10b5-1 Trading Plan only at a time when he, she or it is not in possession of material, nonpublic information and when a trading blackout is not in effect under the Insider Trading Policy. For the avoidance of doubt, a company person’s Family Members and Controlled Persons may not enter into a Rule 10b5-1 Trading Plan when such company person is in possession of material, nonpublic information.
•A covered person must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the 1934 Act. Covered persons must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
•For directors and officers, as defined in Rule 16a-1(f) under the 1934 Act (“Section 16 officer”) and their respective Family Members and Controlled Persons (collectively, “Section 16 persons”), the Rule 10b5-1 Trading Plan must include or be accompanied by the following certifications required by Rule 10b5-1(c)(1)(ii)(C): (i) the Section 16 person is not aware of any Material Nonpublic Information about the Company or the Company securities; and (ii) the Section 16 person is adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the 1934 Act.
•For a Section 16 person, the first trade under a Rule 10b5-1 Plan may not take place until the expiration of a cooling-off period consisting of the later of (i) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (ii) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•If a covered person is not a Section 16 person, the first trade under a Rule 10b5-1 Trading Plan may not take place until the expiration of a cooling-off period consisting of at least 30 days following the date the plan is entered into.
•The Company discourages covered persons from having multiple Rule 10b5-1 Trading Plans in place at any one time (except eligible sell-to-cover Rule 10b5-1 Trading Plans (“Eligible STC Rule 10b5-1 Trading Plans”)), but will consider approving the entry into one additional Rule 10b5-1 Trading Plan while another plan is in place, provided that the additional Rule 10b5-1 Trading Plan does not begin trading until after all trades under the earlier-commencing Rule 10b5-1 Trading

Plan are completed or expired without execution, and the additional Rule 10b5-1 Trading Plan otherwise complies with these guidelines. Please note that if a covered person’s earlier-commencing Rule 10b5-1 Trading Plan is terminated before its scheduled expiration, trading under the later-commencing Rule 10b5-1 Trading Plan may not begin until the completion of the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan was terminated.
◦An Eligible STC Rule 10b5-1 Trading Plan is not subject to the limitations set forth in the immediately preceding paragraph. An Eligible STC Rule 10b5-1 Trading Plan is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and a company person does not otherwise exercise control over the timing of such sales.
◦Other than an eligible STC Rule 10b5-1 Trading Plan with respect to company persons, covered persons may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
•Amendments to a Rule 10b5-1 Trading Plan are discouraged. Amendments to Rule 10b5-1 Trading Plans will be permitted only at a time when the covered person is not in possession of material, nonpublic information and when the trading window is open under the Insider Trading Policy. Under Rule 10b5-1 and these guidelines, any modification or amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If a company person or any of his or her respective Family Members of Controlled Persons is considering administerial changes to his, her or its Rule 10b5-1 Trading Plan, such as changing the account information, the company person should consult with the General Counsel (or the Chief Financial Officer in the General Counsel’s absence) in advance to confirm that any such change does not constitute an effective termination of the plan.
•While a Rule 10b5-1 Trading Plan is in place, the individual may not engage in any transactions outside of the plan involving the securities that are covered by the plan. Adoption of a 10b5-1 Trading Plan will not preclude trading of securities not covered by the plan outside of the plan that otherwise is in accordance with the Insider Trading Policy.
•The Company will have authority to suspend or terminate the trading plan in its sole discretion.
•The Company may elect to make public disclosures regarding the Rule 10b5-1 Trading Plan in its sole discretion.
•Covered persons are encouraged to design plans with clear instructions, that contemplate smaller trades over a longer period of time as opposed to a small number of large trades.
•Covered persons who are subject to Rule 144 who engage in trades pursuant to a Rule 10b5-1 Trading Plan should state on their Form 144 that the sale is being made pursuant to a previously adopted trading plan, and should include the date the plan was adopted and indicate that the representation regarding the covered person’s knowledge of material information speaks as of that plan adoption date.
•Transactions made pursuant to a Rule 10b5-1 Trading Plan are not exempt from Section 16 of the Exchange Act. Therefore, Section 16 insiders should check to determine if there have been any non-exempt transactions that are matchable with transactions that may be affected through the trading plan.
•Each Section 16 insider must report, or cause his or her broker to report, any transactions made pursuant to a Rule 10b5-1 Trading Plan to the Company immediately so that the Company may timely file the insider’s Form 4 and check the required box on the Form 4.